Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Forms S-8 No. 333-291480) pertaining to the Amended and Restated Stock Option Plan of Afya Limited and the Restricted Stock Plan of Afya Limited;
(2)	Registration Statement (Forms S-8 No. 333-268886) pertaining to the Restricted Stock Plan of Afya Limited;
(3)	Registration Statement (Forms S-8 No. 333-268884) pertaining to the Amended and Restated Stock Option Plan of Afya Limited; and
(4)	Registration Statement (Forms S-8 No. 333-251147) pertaining to the Long-term Incentive Plan of Afya Limited.

of our report dated March 13, 2025, with respect to the consolidated financial statements of Afya Limited, included in this Annual Report (Form 20-F) for the year ended December 31, 2025.

/s/ ERNST & YOUNG

Auditores Independentes S/S Ltda.

Belo Horizonte, Brazil

March 31, 2026